Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release is made between Solésence, Inc. f/k/a Nanophase Technologies Corporation, a Delaware corporation (with its subsidiaries, successors, and assigns, referred to as “SLSN” or the “Company”), and Jess Jankowski (the “Agreement”). Mr. Jankowski and SLSN are, collectively, the “Parties” to this Agreement.

THIS IS A LEGALLY BINDING DOCUMENT. YOU SHOULD READ IT CAREFULLY BEFORE YOU SIGN IT.

RECITALS

A.	Mr. Jankowski has been employed by the Company continuously since 1995, most recently in the position of Board Advisor;

B.	In connection with Mr. Jankowski’s voluntary decision to retire, he has resigned from his employment with SLSN, and from his positions as Board Advisor and as a director of the Company, effective November 21, 2025; and

C.	The Parties wish to resolve all past, present, and future actual or potential disputes or claims between them under the terms stated below.

AGREEMENT

Based on the above Recitals (incorporated by reference into this Agreement), the Parties agree as follows.

1.	Valuable Consideration

In consideration of Mr. Jankowski’s release in this Agreement, and subject to him complying with all his obligations under it:

A.	The Company accepts his resignation, effective November 21, 2025.

B.	SLSN agrees that from the date Mr. Jankowski received this Agreement through November 21, 2025, his employment with the Company, including all compensation and benefits relating to it, will be governed by the provisions of the Transition Employment Agreement between the Parties, effective as of September 3, 2025.

C.	Subject to Mr. Jankowski complying with the post-employment consulting covenant and the restrictive covenants in the Transition Employment Agreement: (i) Mr. Jankowski will receive a sum equal to his annualized base salary in effect on November 20, 2025 (i.e., $366,912.00) for 52 weeks, payable in equal installments on SLSN’s regular paydays for officers, with the first installment beginning on the second regular payday for officers after the Effective Date of this Agreement (as defined in Section 3D) (the “Severance Pay”); (ii) if Mr. Jankowski elects group health insurance continuation coverage under COBRA and remains eligible for such coverage, SLSN will reimburse him for the cost of his COBRA insurance premiums for 12 months after November 30, 2025; and (iii) all unvested stock options granted to Mr. Jankowski shall become fully vested, and shall become exercisable (by Mr. Jankowski, or upon his death, by his heirs, beneficiaries, and personal representatives) any time before the expiration of each such stock option, as provided in the applicable option agreement (regardless of any shorter exercise period provided in the applicable option grant agreement and the Company’s 2010 Equity Compensation Plan and 2019 Equity Compensation Plan). (This Section 1C provides, collectively, the “Consideration”).

Apart from the Consideration, and regardless of whether Mr. Jankowski signs this Agreement, he will receive: (i) payment of all vacation accrued but unused as of November 21, 2025; (iii) reimbursement of any previously unreimbursed and appropriately documented business expenses he properly incurred on SLSN’s behalf through November 21, 2025, provided that any such reimbursement request is submitted to the Company by December 15, 2025; and (iii) the Company will not contest any claim for unemployment insurance benefits that Mr. Jankowski may file with the Wisconsin Department of Workforce Development by January 31, 2026.

2.	Release and Waiver

By signing this Agreement, Mr. Jankowski releases and waives all claims, rights, and causes of action, known and unknown, of any kind whatsoever, that he now has or subsequently may have as of the date he signs this Agreement, against SLSN and each of its past and present shareholders, officers, directors, managers, employees, affiliated entities (including, without limitation, subsidiary Solésence LLC), agents, attorneys, insurers, benefit plans, plan administrators, fiduciaries, predecessors, successors, and assigns (SLSN and the preceding entities and individuals are, collectively and individually, the “Released Parties”). This release and waiver includes but is not limited to:

(i)           any claims for assault, battery, wrongful termination, defamation, invasion of privacy, intentional infliction of emotional distress, negligent supervision, conversion, and any other tort or common law claims;

(ii)         any claims for breach of any written, implied, or oral contract between Mr. Jankowski and any of the Released Parties, including the Transition Employment Agreement, and any other agreement or representations about compensation, incentive or bonus payments, and any claim for unjust enrichment or detrimental reliance;

(iii)         any claims of discrimination, harassment, or retaliation based on age, national origin, ancestry, race, color, religion, sex (including sexual harassment and sexual orientation), physical or mental disability, medical condition, or any other characteristic protected by law;

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(iv)         any claims for payments of any nature, including, but not limited to damages, severance pay, commissions, bonuses, costs, or attorneys’ fees;

(v)          any claims for paid leave or other benefits, or the monetary equivalent of benefits; and

(vi)         any claims for reinstatement, rehire, reemployment, or engagement by any of the Released Parties.

Mr. Jankowski’s release and waiver includes all claims, rights, and causes of action arising under any federal, state, or local laws, including, but not limited to, any claim based on Title VII of the Civil Rights Act of 1964, the Family and Medical Leave Act, the Americans with Disabilities Act, the Civil Rights Acts of 1866, 1871, and 1991, the Employee Retirement Income Security Act of 1974, the Equal Pay Act, the Fair Labor Standards Act, the Illinois Human Rights Act, the Illinois Whistleblowers Act, the Illinois Wage Payment and Collection Act, any Wisconsin law pertaining to the rights of employees, and any other applicable federal, state, or local law, as each of them has been or may be amended.

Mr. Jankowski understands that nothing in this Agreement is intended to: (a) waive any claim he may have that is not subject to his unilateral release under applicable law; (b) preclude him from participating in any investigation or proceeding undertaken by any governmental agency or from providing information to any such agency; (c) prevent him from accepting money awarded to him by a governmental agency for providing information to such agency; (d) preclude him from filing a charge with any governmental agency; or (e) prevent him from exercising his rights to engage in protected concerted activity under Section 7 of the National Labor Relations Act.

3.	Age Claim Release, Agreement Review, and Acknowledgement

Mr. Jankowski specifically agrees that:

A.	The Consideration he will receive under Paragraph 1C of this Agreement is greater than anything normally provided by SLSN’s policies to an employee of his length of service and responsibility.

B.	The Company has advised Mr. Jankowski to consult with an attorney of his choice before he signs this instrument.

C.	He initially received this Agreement on or before October 30, 2025. He was given at least twenty-one (21) days after receiving the Agreement to decide whether to sign it. He agrees that any changes made to this Agreement after the date he first received it will not restart the running of the 21-day review period.

D.	He will not sign this Agreement before November 21, 2025. He has seven (7) calendar days from the date he signs this Agreement to revoke its execution. He agrees that if he revokes his execution of this Agreement, he will immediately provide SLSN with written notice of the revocation, transmitted to SLSN’s Vice President, Human Resources, Maria Garcia, at Solésence, Inc., 1319 Marquette Drive, Romeoville, Illinois 60646, mgarcia@solesence.com, by PDF or overnight delivery. In the event of such revocation, all SLSN’s obligations under this Agreement shall cease immediately. This Agreement will take effect on the first calendar day after the end of the preceding revocation period, provided that Mr. Jankowski has then signed and not altered or revoked the Agreement (the “Effective Date”).

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E.	He acknowledges that except for the payments provided under this Agreement, he previously received all amounts and employee benefits owing, or to which he is entitled, from the Company.

4.	Agreement Not to File a Lawsuit

Mr. Jankowski agrees that he has not and will not file a lawsuit against any of the Released Parties based on any right or claim he has released under this Agreement. Mr. Jankowski’s agreement not to file a lawsuit does not apply to any lawsuit he might file to enforce this Agreement or in connection with exercising his rights to engage in protected concerted action under Section 7 of the National Labor Relations Act.

5.	Voluntary Agreement

Mr. Jankowski agrees that he is signing this Agreement voluntarily, of his own free will, and not because of any threats or duress. He understands that if he wishes to accept this Agreement, he must deliver an unaltered signed original of it to SLSN’s Vice President, Human Resources on or before 5:00 p.m. on November 25, 2025. If he does not do so, this Agreement then will be automatically withdrawn.

6.	No Reinstatement or Reemployment

Mr. Jankowski agrees that the Released Parties have the right under this Agreement not to hire him for future employment. He further agrees that if he becomes employed by the Released Parties, they have the right under this Agreement to terminate his employment. He specifically releases SLSN and the other Released Parties from all liability and waives all claims that may arise from or relate to the denial or termination of his future employment.

7.	Confidentiality

Mr. Jankowski reaffirms and promises to comply with his confidentiality obligations under (a) that certain Confidential Information and Propriety Rights Agreement between the Company and him dated November 28, 1995, and (b) Section 10(a) of the Transition Employment Agreement. He further affirms that before signing this Agreement, he did not disclose any of its terms or conditions to anyone other than his immediate family members, attorneys, accountants, or other professional advisors he selects. If he discloses any terms or conditions of this Agreement to any of the foregoing individuals, he shall inform them of the confidentiality requirements of this Agreement and instruct them to keep all the terms and conditions of the Agreement confidential until such time as the Agreement has been publicly disclosed by SLSN. Any violation of this covenant by those individuals referenced above to whom disclosure is permitted shall be deemed a violation by Mr. Jankowski. His confidentiality obligations under this Paragraph 7 will not prevent him from providing information to any governmental agency, or as otherwise authorized by applicable law, or in connection with exercising his rights to engage in protected concerted activity under Section 7 of the National Labor Relations Act.

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8.	Non-Competition and Non-Solicitation

Mr. Jankowski reaffirms and promises to comply with his non-competition and non-solicitation obligations under Sections 10(b) and 10(c) of the Transition Employment Agreement.

9.	Future Cooperation

Upon SLSN’s request, Mr. Jankowski agrees to make himself available, provide truthful information, and otherwise cooperate in any reasonable manner the Company may request, in any investigations, legal claims, or other matters concerning anything related to his employment with the Company.

10.	Non-Disparagement

For the mutual benefit of each Party: (a) Mr. Jankowski agrees that he will not make or cause to be made any oral or written statements that are or reasonably could be interpreted to be disparaging any of the Released Parties, including, but not limited to, disparaging statements about SLSN’s business practices, the activities of its officers or other employees, events in the workplace, and his actual or alleged treatment by any of the Released Parties, to anyone other than in private and privileged conversations with his legal advisor, or as required by law; and (b) SLSN agrees that it will instruct its Directors and President not to make or cause to be made any oral or written statements that are or reasonably could be interpreted to be disparaging Mr. Jankowski, his business practices, activities, events in the workplace, and his actual or alleged treatment of any of the Released Parties, to anyone other than in private and privileged conversations with SLSN’s legal advisors, or as required by law. A Party’s non-disparagement obligations under this Paragraph 10 will not prevent that Party from providing information to any governmental agency, or as otherwise authorized by applicable law, or in connection with Mr. Jankowski exercising his rights to engage in protected concerted activity under Section 7 of the National Labor Relations Act.

11.	Savings Clause

Regardless of anything stated above, nothing in this Agreement, including, without limitation, paragraphs 2, 3, 4, 7, 8, 9, and 10, is intended, or shall be construed, to interfere with, restrain, or coerce the exercise of Mr. Jankowski’s rights to engage in protected concerted activity under Section 7 of the National Labor Relations Act, including, without limitation, his rights to: organize, join, or form a union to negotiate with the Company concerning compensation, hours, or any other terms or conditions of employment; assist, talk about, or solicit for a union during non-working time in non-working areas, as by sharing employees’ contact information; discuss compensation or other working conditions with co-workers; take action with co-workers to improve working conditions; seek help from a union; wear union pins, buttons, or attire; file a charge, participate or cooperate with any investigation or proceeding before the National Labor Relations Board, or choose not to engage in any of the preceding activities.

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12.	Return of Property

Mr. Jankowski warrants that on or before the earlier of (a) the ending date of any post-employment consulting agreement between SLSN and him, or (b) the Company’s request, he will return to SLSN all its non-public information and other property in his possession or control, including but not limited to: any wireless communication devices, keyboards, monitors or other computer hardware, computer software and applications, and any data storage drives or media; credit cards; keys; and any originals, copies, or drafts of non-public SLSN documents or data, including any summaries, excepts, or notes of those documents or data, in any tangible or electronic form or format (collectively, the “SLSN Information”). Regardless of anything to the contrary in this Section 12, after the ending date of any post-employment consulting agreement between the Company and Mr. Jankowski, he may keep and become owner of the SLSN laptop he has been using during his employment with the Company, provided that: (a) Mr. Jankowski will not download, export, or otherwise transmit any SLSN Information except in connection with performing his post-employment consulting services for the Company; and (b) upon SLSN’s request during the term of any post-employment consulting agreement with the Company, Mr. Jankowski will cooperate with SLSN in deleting all SLSN Information from the laptop in such way as the Company determines as appropriate.

13.	Employment Verification

The Company agrees that it shall respond to any inquiries Mr. Jankowski authorizes from prospective employers with information limited to confirming his dates of employment and positions held. He will direct any prospective employers seeking such information to contact SLSN’s Vice President, Human Resources.

14.	Enforcement

Mr. Jankowski acknowledges that a violation or threatened violation of any covenant in Paragraphs 4, 7, 8, 9, 10, 12, or 15 of this Agreement may result in irreparable harm to SLSN. If he violates or threatens to violate any such covenants, the Company will be entitled to: (a) not pay the Severance Pay if not yet paid, (b) recover from him damages as permitted under applicable law, and (c) seek from any court of competent jurisdiction (in addition to other remedies, including but not limited to, attorneys’ fees and costs to the extent provided by applicable law) injunctive relief to restrain any further violations or threatened violations by Mr. Jankowski and by anyone acting with him or on his behalf.

15.	No Assignment

Mr. Jankowski warrants that: (a) he alone is entitled to assert any claim arising out of or relating to his employment with the Company, the ending of that employment, or his relationship with SLSN and the Released Parties; and (b) he has not at any time assigned or transferred, to any person or entity, any such claim, any portion of such claim, or any interest in it.

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16.	Entire Agreement and Severability

This Agreement, together with the other agreements referenced in it, contains the entire agreement between Mr. Jankowski and SLSN, and it takes priority over any other written or oral understanding or agreement that may have existed in the past. He acknowledges that no other promises or agreements have been offered for this Agreement, and that no other promises or agreements will be binding unless they are in writing and signed by Mr. Jankowski and SLSN. If any part of this Agreement is held to be unenforceable, the remainder of the Agreement will not be affected and will be given full force and effect.

17.	Non-Admission

This Agreement is not an admission by SLSN of any wrongdoing or liability, but results from its desire to resolve all actual and potential disputes based on anything that occurred before Mr. Jankowski signed this Agreement.

18.	Applicable Law

This Agreement shall be governed by the laws of the State of Illinois, without regard to any conflict of law principles.

19.	Counterparts and Signatures

This Agreement may be signed in multiple counterparts, each of which shall be deemed an original and all of which shall constitute the same instrument. A PDF or electronic signature shall have the same effect as an original signature.

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20.	Headings and Recitals

The headings herein are for convenience only and shall not affect the interpretation of this Agreement.

HAVING READ AND UNDERSTOOD THIS AGREEMENT, HAD SUFFICIENT TIME TO CONSIDER WHETHER TO ENTER INTO THIS AGREEMENT, AND BEING ADVISED TO CONSULT WITH AN ATTORNEY, EACH PARTY TO THIS AGREEMENT HAS SIGNED IT ON THE DATE STATED BELOW.

/s/Jess Jankowski--------------------------------		By:	Solésence, Inc. /s/Maria Garcia/
Jess Jankowski			Maria Garcia VP, Human Resources

Date:	November 24, 2025		Date:	12/2/2025

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